Exhibit 99.1
COMPANY CONTACT
Chris King
(240) 744-1150
FOR IMMEDIATE RELEASE
TUESDAY, MAY 3, 2011
DIAMONDROCK HOSPITALITY COMPANY REPORTS FIRST QUARTER RESULTS
BETHESDA, Maryland, Tuesday May 3, 2011 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced results of operations for its first fiscal quarter ending March 25, 2011. The Company is a lodging focused real estate investment trust that owns twenty-three premium hotels in North America and holds a senior mortgage loan secured by another premium hotel.
First Quarter 2011 Highlights
•
Pro Forma RevPAR: The Company’s Pro Forma RevPAR was $92.71, an increase of 4.7 percent from the comparable period in 2010. Pro Forma RevPAR is calculated assuming the Company owned all of its 23 hotels beginning January 1, 2010 but excludes the operating results of the Frenchman’s Reef & Morning Star Marriott Beach Resort due to the impact of the extensive renovation of the hotel in 2011, which will include partial closure of the hotel.

•
Pro Forma Hotel Adjusted EBITDA Margins: The Company’s Pro Forma Hotel Adjusted EBITDA margin was 17.58%, an increase of 48 basis points from the comparable period in 2010. Pro Forma Hotel Adjusted EBITDA margin is calculated assuming the Company owned all of its 23 hotels beginning January 1, 2010 but excludes the operating results of the Frenchman’s Reef & Morning Star Marriott Beach Resort.

•	Adjusted EBITDA: The Company’s Adjusted EBITDA was $18.9 million.
•	Adjusted FFO: The Company’s Adjusted FFO was $11.8 million and Adjusted FFO per diluted share was $0.07.
•	Successful Equity Raise: The Company raised $149.8 million during the quarter through an offering of its common stock.
•
Times Square Development Acquisition: The Company entered into a purchase and sale agreement to acquire, upon completion, a hotel property under development on West 42nd Street in Times Square, New York City.

•	Minneapolis Mortgage Loan: On April 15, 2011, the Company closed a $100 million non-recourse loan secured by the Hilton Minneapolis.
•	Dividends: The Company declared a quarterly dividend of $0.08 per share during the first quarter.
Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company, stated, “Our results for the first quarter, which represent approximately 12% of our annual Adjusted EBITDA, reflect the continued recovery of lodging fundamentals. If March results were included for all of our hotels, the portfolio’s Pro Forma RevPAR grew 5.5%. We completed several well-executed capital market transactions to position the Company for growth, including our successful $150 million equity offering in January and $100 million financing of the previously unencumbered Minneapolis Hilton in April. Our low leveraged balance sheet positions DiamondRock to actively pursue acquisition opportunities in our attractive pipeline.”

Operating Results
Please see “Certain Definitions” and “Non-GAAP Financial Measures” attached to this press release for an explanation of the terms “EBITDA,” “Adjusted EBITDA,” “Hotel Adjusted EBITDA Margins,” “FFO” and “Adjusted FFO.” Moreover, the discussions of “Pro Forma RevPAR” and “Pro Forma Hotel Adjusted EBITDA Margins” assume the Company owned all of its 23 hotels since January 1, 2010 but exclude the operating results of the Frenchman’s Reef & Morning Star Marriott Beach Resort (“Frenchman’s Reef”) due to the impact of the extensive renovation of the hotel in 2011, which will include partial closure of the hotel.
For the first quarter beginning January 1, 2011 and ended March 25, 2011, the Company reported the following:
•	Pro Forma RevPAR increase of 4.7% and Pro Forma Hotel Adjusted EBITDA margin increase of 48 basis points compared to the comparable period in 2010.
•	Revenues of $122.3 million compared to $112.8 million for the comparable period in 2010.
•	Adjusted EBITDA of $18.9 million compared to $18.5 million for the comparable period in 2010.
•	Adjusted FFO of $11.8 million and Adjusted FFO per diluted share of $0.07 compared to $12.0 million and $0.09, respectively, for the comparable period in 2010.
•	Net loss of $11.0 million (or $0.07 per diluted share) compared to $8.3 million (or $0.07 per diluted share) for the comparable period in 2010.
The first quarter Pro Forma RevPAR increase of 4.7 percent (from $88.58 to $92.71) was driven by a 4.5 percent increase in the average daily rate (from $136.39 to $142.55) and a 0.1 percentage point increase in occupancy (from 64.9 percent to 65.0 percent). First quarter Pro Forma Hotel Adjusted EBITDA margin increased 48 basis points (from 17.10% to 17.58%) from the comparable period in 2010. If Frenchman’s Reef was included in our operating results, the Company’s first quarter RevPAR would have increased 3.3 percent and Hotel Adjusted EBITDA margins would have decreased 60 basis points from the comparable period in 2010.
The Company’s first fiscal quarter results exclude March operations of its seven hotels that report on a calendar month basis. For industry comparability purposes, including the preliminary March operating results from these hotels would have resulted in Pro Forma RevPAR growth of 5.5% and Pro Forma Hotel Adjusted EBITDA margin expansion of 73 basis points from the comparable period in 2010.
The Company’s portfolio benefitted from the shift away from discounted leisure and other revenue to higher-rated business transient revenue. Revenue from the business transient segment, traditionally the most profitable segment for hotels, increased 11.4% from the prior year. Group revenue was relatively flat compared to the prior year. Although the group room nights declined from the prior year, this was offset by an increase in the group ADR. As of the end of the first quarter, the Company’s group booking pace was 3% higher than at the same time last year and is showing growth in both ADR and occupancy.
Hotel Acquisition
On January 18, 2011, the Company entered into a purchase and sale agreement to acquire, upon completion (expected in 2013), a hotel under development on West 42nd Street in Times Square, New York City. Upon completion by the third-party developer, the hotel is expected to contain approximately 285 guestrooms and the contractual purchase price is approximately $128 million, or approximately $450,000 per guestroom. The number of guestrooms could be increased to approximately 400 guestrooms if certain required permits, approvals and consents are obtained, which would result in the contractual purchase price increasing to approximately $178 million, or $445,000 per guestroom. The contract is for a fixed-price (which varies only by total guestrooms built and the completion date for the hotel) and the Company is not assuming any construction risk, including not assuming the risk of construction cost overruns. The Company currently expects that the development of the hotel will take approximately 24 to 30 months with an anticipated opening date in 2013.

Upon entering into the purchase and sale agreement, the Company made a $20.0 million deposit with a third-party escrow agent. Upon the completion of certain construction milestones, the Company will be required to make an additional deposit of $5.0 million. If certain permits, approvals and consents necessary for the hotel to contain more than 250 guestrooms are obtained, the Company will be required to make an additional deposit equal to $45,000 per guestroom for each guestroom in excess of 250. All deposits will be interest bearing. Deposits will be forfeited if the Company does not close on the acquisition of the hotel upon substantial completion of construction, unless the Company does not close as a result of the seller failing to meet certain conditions, including substantial completion of the hotel within a specified time frame and construction of the hotel within the contractual scope.
Follow-on Equity Offering
The Company completed a follow-on public offering of its common stock during January 2011. The Company sold 12,418,662 shares of its common stock, including exercise of the underwriter’s option to purchase 1,418,662 additional shares, at an offering price of $12.07 per share. The net proceeds, after deduction of offering costs, were approximately $149.8 million.
Hilton Minneapolis Financing
On April 15, 2011, the Company closed on a new $100 million non-recourse loan secured by the Hilton Minneapolis. The loan has a 10-year term, bears interest at an annual fixed rate of 5.464% and amortizes on a 25-year schedule. The Company acquired the Hilton Minneapolis in June 2010 for approximately $157 million and the hotel was previously unencumbered by debt.
Dividends
The Company’s Board of Directors declared a quarterly dividend of $0.08 per share to stockholders of record as of March 25, 2011. The dividend was paid on April 7, 2011.
Conrad Chicago Performance Termination
In January 2011, the Company notified Hilton that the Conrad Chicago failed its performance termination test in 2010 under the Company’s management agreement with Hilton. Hilton has the option to provide the Company with a cure payment to continue to manage the hotel. If Hilton does not make the cure payment, the management agreement will terminate. If the management agreement is terminated, the Company is obligated to repay Hilton $1.0 million of the key money provided by Hilton when it entered into the management agreement for the hotel.
Capital Expenditures
During 2011, the Company plans to commence or complete approximately $65 million of capital improvements, approximately $40 million of which will be funded from corporate cash and the remainder from existing reserves held by hotel managers. The Company’s estimated 2011 capital expenditures include approximately $37 million for the 2011 portion of the Frenchman’s Reef capital investment program ($31.7 million from corporate cash and existing property reserves and $5.3 million from Marriott). The Company spent approximately $7.9 million on capital improvements during the fiscal quarter ended March 25, 2011, of which approximately $4.8 million was funded from corporate cash.

The Company’s most significant 2011 capital projects are as follows:
•
Frenchman’s Reef Repositioning: The Company is continuing to execute on the comprehensive $45 million capital investment program at Frenchman’s Reef, spending approximately $4.0 million during the first quarter. The majority of the renovation and repositioning program is expected to occur during the summer of 2011 when two of the resort’s four buildings (representing approximately 300 guestrooms) will close during the seasonally slow period from May to September. During this time, the Company expects renovation disruption to operations resulting from the partial closure, decreasing revenues by approximately $14 million and EBITDA by approximately $5.5 million compared to the comparable period in 2010.

The Company will fund the majority of the renovation and repositioning program from available corporate cash and, if necessary, borrowings under its credit facility. Marriott has agreed to contribute $5.3 million to the program, demonstrating its commitment to Frenchman’s Reef. In addition to funding from Marriott and existing escrow reserves, the Company expects its total cash expenditure to be approximately $35 million over the next two years. During the first quarter, the Company deposited $29.8 million into a renovation escrow account, of which $5.3 million was contributed by Marriott, and is classified as restricted cash.

•	Rooms Renovations: The Company plans to complete soft-goods renovations at the Renaissance Waverly and the Courtyard Manhattan/Fifth Avenue.
•
Lobby Renovation: The Company plans to complete a renovation of the lobby at the Lodge at Sonoma. The renovation will consist of a redesign of the current lobby and pool patio, as well as the addition of a retail wine market.

Allerton Hotel Mortgage Loan Update
The Company holds the senior mortgage loan secured by the Allerton Hotel, located in downtown Chicago, Illinois. The loan matured in January 2010 and is in default. The Company continues to prosecute the foreclosure initially filed in April 2010, which would result in DiamondRock owning the Allerton Hotel. However, no assurance can be given that the foreclosure proceedings will be successful. The matter may be resolved without foreclosure if the borrower repays the senior loan in full, including any default interest.
Recognition of interest income on the Allerton loan is dependent upon having a reasonable expectation about the timing and amount of cash payments expected to be collected from the borrower. Due to the uncertainty of the timing and amount of cash payments expected, the Company is not accruing any interest income on the Allerton loan. However, the Company includes all cash received from the borrower in its calculations of Adjusted EBITDA and Adjusted FFO. As of March 25, 2011, the Company had received cash interest payments from the borrower totaling $2.8 million, of which $0.1 million was received in the first quarter of 2011. The Company’s 2011 Adjusted EBITDA and Adjusted FFO guidance assumes $3.0 million of cash interest payments received in 2011 on the Allerton loan.
Balance Sheet
Following the closing of the Hilton Minneapolis mortgage loan, the Company has over $250 million of unrestricted cash on hand and $875.6 million of debt outstanding, which consists solely of fixed rate, property-specific mortgage debt with no near-term maturities. Twelve of the Company’s 23 hotels are unencumbered by mortgage debt and the Company’s $200 million senior unsecured credit facility remains untapped. The Company’s ratio of net debt to 2011 Adjusted EBITDA, using the midpoint of the Company’s guidance, is approximately 3.6 times.
The Company continues to maintain its straightforward capital structure. As of March 25, 2011, the Company had no preferred equity outstanding and continued to own 100% of its properties directly.

Outlook and Guidance
The Company is providing guidance, but does not undertake to update it for any developments in its business. Achievement of the anticipated results is subject to the risks disclosed in the Company’s filings with the Securities and Exchange Commission. The RevPAR guidance assumes that the acquired hotels were owned by the Company for all of 2010 and excludes Frenchman’s Reef for all of 2011 because it will be partially closed for the planned renovation. In addition, no acquisitions are included in the Company’s guidance until the acquisition closes.
The Company is reaffirming its full year 2011 operating guidance, but has updated financial guidance to incorporate the closing of the Hilton Minneapolis mortgage loan. The Company expects:
•	RevPAR to increase 6 percent to 8 percent.
•	Adjusted EBITDA of $156 million to $160 million.
•	Adjusted FFO of $98 million to $101 million, which assumes income tax expense to range from $7 million to $9 million.
•	Adjusted FFO per share of $0.59 to $0.61 based on 166.7 million diluted weighted average shares.
Earnings Call
The Company will host a conference call to discuss its fourth quarter results on Tuesday, May 3, 2011, at 10:00 a.m. Eastern Time (ET). To participate in the live call, investors are invited to dial 888-679-8040 (for domestic callers) or 617-213-4851 (for international callers). The participant passcode is 17417532. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company’s website at www.drhc.com. A replay of the webcast will also be archived on the website for one year.
About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 23 premium hotels with over 10,700 rooms and holds the senior mortgage loan on another premium hotel. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; risks associated with the foreclosure proceedings on the Allerton Hotel; risks associated with the development of a hotel by a third-party developer; risks associated with the planned renovation and repositioning of the Frenchman’s Reef & Morning Star Marriott Beach Resort and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reporting Periods for Statement of Operations
The results reported in the Company’s consolidated statements of operations are based on results of its hotels reported by hotel managers. The Company’s hotel managers use different reporting periods. Marriott International, the manager of most of the Company’s properties, uses a fiscal year ending on the Friday closest to December 31 and reports 12 weeks of operations for the first three quarters and 16 or 17 weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott International for its non-domestic hotels (including Frenchman’s Reef), Davidson Hotel Company, manager of the Westin Atlanta North, Vail Resorts, manager of the Vail Marriott, Hilton Hotels Corporation, manager of the Conrad Chicago and the Hilton Minneapolis, Westin Hotel Management, L.P., manager of the Westin Boston Waterfront and Alliance Hospitality Management, manager of the Hilton Garden Inn Chelsea report results on a monthly basis. Additionally, the Company, as a REIT, is required by U.S. federal tax laws to report results on a calendar year basis. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International’s fiscal quarters but the fourth quarter ends on December 31 and full year results, as reported in the statement of operations, always include the same number of days as the calendar year.
Two consequences of the reporting cycle the Company has adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) the first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.
While the reporting calendar the Company adopted is more closely aligned with the reporting calendar used by the manager of most of its properties, one final consequence of the calendar is the Company is unable to report any results for Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, Westin Boston Waterfront, Hilton Minneapolis or Hilton Garden Inn Chelsea for the month of operations that ends after its fiscal quarter-end because none of Vail Resorts, Davidson Hotel Company, Hilton Hotels Corporation, Westin Hotel Management, L.P., Alliance Hospitality Management and Marriott International make mid-month results available. As a result, the quarterly results of operations include results from Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, Westin Boston Waterfront, Hilton Minneapolis and Hilton Garden Inn Chelsea as follows: first quarter (January and February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.
Ground Leases
Five of the Company’s hotels are subject to ground leases: Bethesda Marriott Suites, Courtyard Manhattan Fifth Avenue, Salt Lake City Downtown Marriott, Westin Boston Waterfront and Hilton Minneapolis. In addition, part of a parking structure at a sixth hotel and the golf courses at two additional hotels are also subject to ground leases. In accordance with U.S. generally accepted accounting principles, the Company records rent expense on a straight-line basis for ground leases that provide minimal rental payments that increase in pre-established amounts over the remaining term of the ground lease. For the first quarter 2011, contractual cash rent payable on the ground leases totaled $1.3 million and the Company recorded approximately $2.9 million in ground rent expense. The non-cash portion of ground rent expense recorded for the first quarter 2011 was $1.6 million. The Company’s 2011 guidance assumes ground rent expense of approximately $14 million, which consists of approximately $8 million of contractual ground rent and non-cash ground rent of approximately $6 million.

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 25, 2011 and December 31, 2010
(in thousands, except share amounts)

	March 25, 2011	December 31, 2010
	(Unaudited)

ASSETS

Property and equipment, at cost	$2,474,573	$2,468,289
Less: accumulated depreciation	(417,981)	(396,686)

	2,056,592	2,071,603

Deferred financing costs, net	5,099	5,492
Restricted cash	78,621	51,936
Due from hotel managers	51,228	50,715
Note receivable	57,851	57,951
Favorable lease assets, net	42,430	42,622
Prepaid and other assets	70,544	50,089
Cash and cash equivalents	186,422	84,201

Total assets	$2,548,787	$2,414,609

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Mortgage debt	$779,143	$780,880
Senior unsecured credit facility	—	—

Total debt	779,143	780,880

Deferred income related to key money, net	19,124	19,199
Unfavorable contract liabilities, net	83,188	83,613
Due to hotel managers	36,626	36,168
Dividends declared and unpaid	13,522	—
Accounts payable and accrued expenses	80,628	81,232

Total other liabilities	233,088	220,212

Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 167,373,785 and 154,570,543 shares issued and outstanding at March 25, 2011 and December 31, 2010, respectively	1,674	1,546
Additional paid-in capital	1,705,618	1,558,047
Accumulated deficit	(170,736)	(146,076)

Total stockholders’ equity	1,536,556	1,413,517

Total liabilities and stockholders’ equity	$2,548,787	$2,414,609

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Fiscal Quarters Ended March 25, 2011 and March 26, 2010
(in thousands, except per share amounts)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	March 25, 2011	March 26, 2010
	(Unaudited)	(Unaudited)
Revenues:

Rooms	$79,318	$71,648
Food and beverage	37,033	35,552
Other	5,915	5,628

Total revenues	122,266	112,828

Operating Expenses:

Rooms	22,709	20,073
Food and beverage	27,042	24,725
Management fees	3,402	3,072
Other hotel expenses	47,720	44,629
Depreciation and amortization	21,352	18,907
Hotel acquisition costs	256	—
Corporate expenses	4,075	3,351

Total operating expenses	126,556	114,757

Operating loss	(4,290)	(1,929)

Other Expenses (Income):

Interest income	(298)	(81)
Interest expense	11,143	8,126

Total other expenses	10,845	8,045

Loss before income taxes	(15,135)	(9,974)

Income tax benefit	4,091	1,628

Net loss	$(11,044)	$(8,346)

Loss per share:

Basic and diluted loss per share	$(0.07)	$(0.07)

Non-GAAP Financial Measures
The Company uses the following four non-GAAP financial measures that it believes are useful to investors as key measures of its operating performance: (1) EBITDA, (2) FFO, (3) Adjusted EBITDA and (4) Adjusted FFO.
EBITDA represents net (loss) income excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. The Company believes EBITDA is useful to an investor in evaluating its operating performance because it helps investors evaluate and compare the results of its operations from period to period by removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization) from its operating results. The Company also uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

	Historical (in 000s)
	Fiscal Quarter Ended
	March 25, 2011	March 26, 2010
Net loss	$(11,044)	$(8,346)
Interest expense	11,143	8,126
Income tax benefit	(4,091)	(1,628)
Depreciation and amortization	21,352	18,907

EBITDA	$17,360	$17,059

	Full Year Forecast 2011 (in 000s)
	Low End	High End
Net (loss) income	$(2,600)	$1,400
Interest expense	51,000	50,000
Income tax expense	7,000	9,000
Depreciation and amortization	93,000	92,000

EBITDA	$148,400	$152,400

The Company computes FFO in accordance with standards established by NAREIT, which defines FFO as net (loss) income determined in accordance with GAAP, excluding gains (losses) from sales of property, plus depreciation and amortization. The Company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it is a measure of the Company’s operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. The Company also uses FFO as one measure in assessing its results.

	Historical (in 000s)
	Fiscal Quarter Ended
	March 25, 2011	March 26, 2010
Net loss	$(11,044)	$(8,346)
Real estate related depreciation and amortization	21,352	18,907

FFO	$10,308	$10,561

FFO per share (basic and diluted)	$0.06	$0.08

	Full Year Forecast 2011 (in 000s)
	Low End	High End
Net (loss) income	$(2,600)	$1,400
Real estate related depreciation and amortization	93,000	92,000

FFO	$90,400	$93,400

FFO per share (basic and diluted)	$0.54	$0.56

The Company also evaluates its performance by reviewing Adjusted EBITDA and Adjusted FFO because it believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding the Company’s ongoing operating performance and that the presentation of Adjusted EBITDA and Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), is beneficial to a complete understanding of the Company’s operating performance. The Company adjusts EBITDA and FFO for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA and Adjusted FFO:
•	Non-Cash Ground Rent: The Company excludes the non-cash expense incurred from straight lining the rent from its ground lease obligations and the non-cash amortization of its favorable lease assets.
•
The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the Company’s acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•
Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. The Company excludes these one-time adjustments because they do not reflect its actual performance for that period.

•
Gains from Early Extinguishment of Debt: The Company excludes the effect of gains recorded on the early extinguishment of debt because it believes that including them in EBITDA and FFO is not consistent with reflecting the ongoing performance of its hotels.

•
Impairment Losses: The Company excludes the effect of impairment losses recorded because it believes that including them in EBITDA and FFO is not consistent with reflecting the ongoing performance of its assets. In addition, the Company believes that impairment charges are similar to depreciation expense, which is also excluded from EBITDA and FFO.

•
Gains or Losses on Dispositions: The Company excludes the effect of gains or losses on dispositions from EBITDA because it believes that including them is not consistent with reflecting the ongoing performance of its remaining assets. In addition, gains and losses on dispositions are excluded from the calculation of FFO in accordance with NAREIT standards.

•
Acquisition Costs: The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in EBITDA and FFO is not consistent with the underlying performance of the Company.

•
Mortgage Loan Interest Payments Received: The Company includes cash payments received on its senior loan secured by the Allerton Hotel in Adjusted EBITDA and Adjusted FFO. GAAP requires the Company to record the cash received from the borrower as a reduction of its basis in the mortgage loan due to the uncertainty over the timing and amount of cash payments on the loan. The Company believes that these cash payments reflect its return on its investment in the mortgage loan and should be included in Adjusted EBITDA and Adjusted FFO as they relate to the operating performance of the Company.

•
Other Non-Cash and /or Unusual Items: The Company excludes the effect of certain non-cash and/or unusual items because it believes that including these costs in EBITDA and FFO is not consistent with the underlying performance of the Company.

	Historical (in 000s)
	Fiscal Quarter Ended
	March 25, 2011	March 26, 2010
EBITDA	$17,360	$17,059
Non-cash ground rent	1,566	1,789
Non-cash amortization of unfavorable contract liabilities	(426)	(397)
Mortgage loan cash payments	100	—
Acquisition costs	256	—

Adjusted EBITDA	$18,856	$18,451

	Full Year Forecast 2011 (in 000s)
	Low End	High End
EBITDA	$148,400	$152,400
Non-cash ground rent	6,100	6,100
Non-cash amortization of unfavorable contract liabilities	(1,800)	(1,800)
Mortgage loan cash payments	3,000	3,000
Acquisition costs	300	300

Adjusted EBITDA	$156,000	$160,000

	Historical (in 000s)
	Fiscal Quarter Ended
	March 25, 2011	March 26, 2010
FFO	$10,308	$10,561
Non-cash ground rent	1,566	1,789
Non-cash amortization of unfavorable contract liabilities	(426)	(397)
Mortgage loan cash payments	100	—
Acquisition costs	256	—

Adjusted FFO	$11,804	$11,953

Adjusted FFO per share (basic and diluted)	$0.07	$0.09

	Full Year Forecast 2011 (in 000s)
	Low End	High End
FFO	$90,400	$93,400
Non-cash ground rent	6,100	6,100
Non-cash amortization of unfavorable contract liabilities	(1,800)	(1,800)
Mortgage loan cash payments	3,000	3,000
Acquisition costs	300	300

Adjusted FFO	$98,000	$101,000

Adjusted FFO per share (basic and diluted)	$0.59	$0.61

2010 Quarterly Pro Forma Financial Information
The following table is presented to provide investors with selected comparable 2010 quarterly operating information to include the operating results for all of the Company’s hotels as if they were owned since January 1, 2010 but exclude Frenchman’s Reef due to the impact of its extensive renovation.

	Quarter 1, 2010	Quarter 2, 2010	Quarter 3, 2010	Quarter 4, 2010	Full Year 2010
RevPAR	$88.58	$111.60	$111.56	$110.29	$106.27
Revenues (in thousands)	$110,837	$152,956	$146,717	$197,747	$608,257
Hotel Adjusted EBITDA (in thousands)	$18,957	$40,105	$36,938	$55,334	$151,333
% of Full Year	12.5%	26.5%	24.4%	36.6%	100.0%
Hotel Adjusted EBITDA Margin	17.10%	26.22%	25.18%	27.98%	24.88%
Available Rooms	797,307	882,540	882,540	1,175,032	3,737,419
Certain Definitions
In this release, when we discuss “Hotel Adjusted EBITDA,” we exclude from Hotel EBITDA the non-cash expense incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the acquisitions of the Bethesda Marriott Suites, the Chicago Marriott Downtown and the Renaissance Charleston. Hotel EBITDA represents hotel net income excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues. Net debt is calculated as total debt outstanding less unrestricted cash.

DIAMONDROCK HOSPITALITY COMPANY
PRO FORMA HOTEL OPERATING DATA (1)
Schedule of Property Level Results
(in thousands)
(unaudited)

	Fiscal Quarter Ended
	March 25, 2011	March 26, 2010	% Change
Revenues:
Rooms	$73,240	$70,623	3.7%
Food and beverage	33,988	34,825	(2.4)%
Other	5,404	5,389	0.3%

Total revenues	112,632	110,837	1.6%

Operating Expenses:
Rooms	21,453	20,626	4.0%
Food and beverage	24,709	24,389	1.3%
Other direct departmental	3,652	3,594	1.6%
General and administrative	11,271	11,169	0.9%
Utilities	4,638	4,640	0.0%
Repairs and maintenance	6,138	5,987	2.5%
Sales and marketing	9,299	8,555	8.7%
Base management fees	2,943	2,883	2.1%
Incentive management fees	172	109	57.8%
Property taxes	5,130	6,412	(20.0)%
Ground rent	2,904	2,899	0.2%
Other fixed expenses	1,662	1,805	(7.9)%

Total operating expenses	93,971	93,068	1.0%

Hotel EBITDA	18,661	17,769	5.0%

Non-cash ground rent	1,566	1,614	(3.0)%
Non-cash amortization of unfavorable contract liabilities	(426)	(426)	(0.0)%

Hotel Adjusted EBITDA	$19,801	$18,957	4.5%

Hotel Adjusted EBITDA Margin	17.58%	17.10%	48 bps

(1)
Assumes the Company owned all of its hotels as of January 1, 2010 and excludes the operating results of the Frenchman’s Reef & Morning Star Marriott Beach Resort due to its extensive ongoing renovation.

Market Capitalization as of March 25, 2011
(in thousands, except per share data)

Enterprise Value

Common equity capitalization (at March 25, 2011 closing price of $11.34/share)	$1,911,959
Consolidated debt	779,143
Cash and cash equivalents	(186,422)

Total enterprise value	$2,504,680

Share Reconciliation

Common shares outstanding	167,374

Unvested restricted stock held by management and employees	1,214
Share grants under deferred compensation plan held by directors	15

Combined shares outstanding	168,603

Debt Summary as of March 25, 2011
(dollars in thousands)

	Interest		Outstanding
Property	Rate	Term	Principal	Maturity

Courtyard Manhattan / Midtown East	8.810%	Fixed	$42,559	October 2014
Salt Lake City Marriott Downtown	5.500%	Fixed	31,328	January 2015
Courtyard Manhattan / Fifth Avenue	6.480%	Fixed	51,000	June 2016
Los Angeles Airport Marriott	5.300%	Fixed	82,600	July 2015
Marriott Frenchman’s Reef	5.440%	Fixed	60,323	August 2015
Renaissance Worthington	5.400%	Fixed	56,136	July 2015
Orlando Airport Marriott	5.680%	Fixed	58,866	January 2016
Chicago Marriott Downtown	5.975%	Fixed	216,331	April 2016
Austin Renaissance Hotel	5.507%	Fixed	83,000	December 2016
Waverly Renaissance Hotel	5.503%	Fixed	97,000	December 2016
Senior Unsecured Credit Facility	LIBOR + 3.00	Variable	—	August 2013

Total Debt			$779,143

Pro Forma Operating Statistics — First Quarter (1)

	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin
	1Q 2011	1Q 2010	B/(W)	1Q 2011	1Q 2010	B/(W)	1Q 2011	1Q 2010	B/(W)	1Q 2011	1Q 2010	B/(W)

Atlanta Alpharetta	$136.59	$120.67	13.2%	67.1%	68.7%	(1.6%)	$91.60	$82.86	10.5%	33.54%	27.81%	573	bps
Westin Atlanta North (2)	$110.15	$101.97	8.0%	63.9%	67.3%	(3.4%)	$70.40	$68.62	2.6%	13.52%	13.26%	26	bps
Atlanta Waverly	$133.39	$130.48	2.2%	67.6%	69.7%	(2.1%)	$90.14	$90.93	(0.9%)	23.89%	24.92%	-103	bps
Renaissance Austin	$148.21	$145.30	2.0%	71.4%	63.7%	7.7%	$105.86	$92.61	14.3%	35.44%	30.54%	490	bps
Bethesda Marriott Suites	$175.96	$164.83	6.8%	54.7%	57.3%	(2.6%)	$96.22	$94.38	1.9%	20.78%	22.01%	-123	bps
Boston Westin (2)	$156.57	$154.19	1.5%	47.2%	49.3%	(2.1%)	$73.87	$76.04	(2.9%)	(10.59%)	2.32%	-1291	bps
Renaissance Charleston	$158.29	$143.75	10.1%	75.6%	73.5%	2.1%	$119.72	$105.72	13.2%	25.63%	24.21%	142	bps
Hilton Garden Inn Chelsea (2)	$150.89	$149.20	1.1%	83.6%	81.9%	1.7%	$126.13	$122.22	3.2%	25.25%	26.60%	-135	bps
Chicago Marriott	$156.15	$146.43	6.6%	50.9%	52.0%	(1.1%)	$79.48	$76.21	4.3%	(1.02%)	(5.86%)	484	bps
Chicago Conrad (2)	$141.83	$144.27	(1.7%)	60.7%	51.3%	9.4%	$86.16	$74.03	16.4%	(12.89%)	(19.31%)	642	bps
Courtyard Fifth Avenue	$209.46	$204.03	2.7%	78.6%	82.4%	(3.8%)	$164.72	$168.11	(2.0%)	8.88%	12.23%	-335	bps
Courtyard Midtown East	$203.66	$184.21	10.6%	74.4%	77.3%	(2.9%)	$151.55	$142.44	6.4%	12.77%	13.70%	-93	bps
Frenchman’s Reef (2)	$275.05	$294.01	(6.4%)	78.4%	82.4%	(4.0%)	$215.51	$242.25	(11.0%)	28.41%	38.94%	-1053	bps
Griffin Gate Marriott	$113.27	$105.58	7.3%	44.1%	49.4%	(5.3%)	$49.91	$52.20	(4.4%)	2.04%	2.41%	-37	bps
Los Angeles Airport	$108.43	$106.43	1.9%	83.3%	82.9%	0.4%	$90.38	$88.24	2.4%	18.28%	19.60%	-132	bps
Hilton Minneapolis (2)	$113.72	$104.94	8.4%	60.0%	60.9%	(0.9%)	$68.21	$63.94	6.7%	15.45%	11.10%	435	bps
Oak Brook Hills	$106.48	$103.85	2.5%	36.7%	36.6%	0.1%	$39.04	$38.06	2.6%	(29.26%)	(15.68%)	-1358	bps
Orlando Airport Marriott	$108.46	$106.65	1.7%	89.4%	80.6%	8.8%	$96.96	$85.92	12.8%	33.67%	27.64%	603	bps
Salt Lake City Marriott	$126.57	$137.90	(8.2%)	57.7%	53.5%	4.2%	$73.04	$73.78	(1.0%)	23.20%	29.43%	-623	bps
The Lodge at Sonoma	$167.88	$152.71	9.9%	52.9%	47.4%	5.5%	$88.78	$72.35	22.7%	(12.64%)	(12.31%)	-33	bps
Torrance Marriott South Bay	$106.05	$99.19	6.9%	77.8%	81.7%	(3.9%)	$82.55	$81.00	1.9%	20.87%	18.23%	264	bps
Vail Marriott (2)	$311.68	$302.83	2.9%	80.4%	82.0%	(1.6%)	$250.53	$248.44	0.8%	44.46%	46.62%	-216	bps
Renaissance Worthington	$172.68	$155.34	11.2%	74.3%	76.2%	(1.9%)	$128.29	$118.38	8.4%	39.72%	34.16%	556	bps

Total/Weighted Average	$148.01	$143.16	3.4%	65.5%	65.5%	0.0%	$96.94	$93.83	3.3%	18.43%	19.03%	-60	bps

Comparable Total/Weighted Avg. (3)	$142.55	$136.39	4.5%	65.0%	64.9%	0.1%	$92.71	$88.58	4.7%	17.58%	17.10%	48	bps

(1)	The pro forma operating statistics assume the Company owned all of its 23 hotels beginning January 1, 2010.

(2)	The hotel reports results on a monthly basis. The data presented is based upon the Company’s reporting calendar for the first quarter and includes the months of January and February.

(3)	The comparable total excludes the Frenchman’s Reef & Morning Star Marriott Beach Resort from all periods presented due to the extensive ongoing renovation.

Pro Forma Hotel Adjusted EBITDA Reconciliation

	First Quarter 2011
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (1)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$3,670	$946	$285	$—	$—	$1,231
Westin Atlanta North (2)	$2,500	$(90)	$428	$—	$—	$338
Atlanta Waverly	$7,421	$(551)	$1,073	$1,251	$—	$1,773
Renaissance Austin	$7,762	$720	$957	$1,074	$—	$2,751
Bethesda Marriott Suites	$3,084	$(1,296)	$486	$—	$1,451	$641
Boston Westin (2)	$6,221	$(3,684)	$2,908	$—	$117	$(659)
Renaissance Charleston	$2,052	$224	$331	$—	$(29)	$526
Hilton Garden Inn Chelsea (2)	$1,311	$(91)	$422	$—	$—	$331
Chicago Marriott	$12,407	$(6,124)	$3,313	$3,049	$(365)	$(127)
Chicago Conrad (2)	$2,102	$(1,408)	$1,137	$—	$—	$(271)
Courtyard Fifth Avenue	$2,602	$(1,055)	$439	$799	$48	$231
Courtyard Midtown East	$4,197	$(927)	$532	$931	$—	$536
Frenchman’s Reef (2)	$9,634	$986	$953	$798	$—	$2,737
Griffin Gate Marriott	$3,331	$(705)	$774	$—	$(1)	$68
Los Angeles Airport	$12,256	$(104)	$1,308	$1,036	$—	$2,240
Hilton Minneapolis (2)	$6,129	$(527)	$1,682	$—	$(208)	$947
Oak Brook Hills	$2,608	$(1,630)	$742	$—	$125	$(763)
Orlando Airport Marriott	$6,014	$486	$755	$784	$—	$2,025
Salt Lake City Marriott	$4,772	$70	$628	$409	$—	$1,107
The Lodge at Sonoma	$2,602	$(658)	$329	$—	$—	$(329)
Torrance Marriott South Bay	$4,666	$239	$735	$—	$—	$974
Vail Marriott (2)	$6,494	$2,378	$509	$—	$—	$2,887
Renaissance Worthington	$8,431	$2,003	$626	$717	$3	$3,349

Total	$122,266	$(10,798)	$21,352	$10,848	$1,141	$22,537

Comparable Total (3)	$112,632	$(11,784)	$20,399	$10,050	$1,141	$19,801

(1)
The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of favorable lease assets, and the non-cash amortization of unfavorable contract liabilities.

(2)	The hotel reports results on a monthly basis. The amounts presented are based on the Company’s reporting calendar for the first quarter and include the months of January and February.

(3)	The comparable total excludes the Frenchman’s Reef & Morning Star Marriott Beach Resort due to the extensive ongoing renovation.

Pro Forma Hotel Adjusted EBITDA Reconciliation

	First Quarter 2010 (1)
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$3,373	$658	$280	$—	$—	$938
Westin Atlanta North (3)	$2,428	$(86)	$408	$—	$—	$322
Atlanta Waverly	$7,818	$(357)	$1,039	$1,266	$—	$1,948
Renaissance Austin	$7,079	$131	$946	$1,085	$—	$2,162
Bethesda Marriott Suites	$2,989	$(1,314)	$509	$—	$1,463	$658
Boston Westin (3)	$6,930	$(2,842)	$2,886	$—	$117	$161
Renaissance Charleston	$1,904	$106	$384	$—	$(29)	$461
Hilton Garden Inn Chelsea (3)	$1,267	$(167)	$504	$—	$—	$337
Chicago Marriott	$12,076	$(6,544)	$3,073	$3,128	$(365)	$(708)
Chicago Conrad (3)	$1,833	$(1,460)	$1,106	$—	$—	$(354)
Courtyard Fifth Avenue	$2,681	$(965)	$436	$807	$50	$328
Courtyard Midtown East	$3,985	$(932)	$520	$958	$—	$546
Frenchman’s Reef (3)	$10,742	$5,645	$873	$(2,335)	$—	$4,183
Griffin Gate Marriott	$3,783	$(686)	$778	$—	$(1)	$91
Los Angeles Airport	$12,268	$57	$1,299	$1,048	$—	$2,404
Minneapolis Hilton (3)	$5,578	$(913)	$1,707	$—	$(175)	$619
Oak Brook Hills	$2,909	$(1,327)	$746	$—	$125	$(456)
Orlando Airport Marriott	$5,488	$(13)	$736	$794	$—	$1,517
Salt Lake City Marriott	$5,107	$354	$717	$432	$—	$1,503
The Lodge at Sonoma	$2,251	$(594)	$317	$—	$—	$(277)
Torrance Marriott South Bay	$4,537	$81	$746	$—	$—	$827
Vail Marriott (3)	$6,645	$2,386	$712	$—	$—	$3,098
Renaissance Worthington	$7,908	$1,182	$781	$735	$3	$2,701

Total	$121,579	$(7,600)	$21,503	$7,918	$1,188	$23,139

Comparable Total (4)	$110,837	$(13,245)	$20,630	$10,253	$1,188	$18,957

(1)	Assumes the Company owned all of its 23 hotels beginning January 1, 2010.

(2)
The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

(3)	The hotel reports results on a monthly basis. The data presented is based upon the Company’s reporting calendar and includes the months of January and February.

(4)	The comparable total excludes the Frenchman’s Reef & Morning Star Marriott Beach Resort due to the extensive ongoing renovation.